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                                                                     EXHIBIT 3.1

                            ARTICLES OF INCORPORATION
                                       OF
                           EAGLE MOUNTAIN MINING, INC.


     We, the undersigned persons of the age of eighteen years or more, as incorporators of a corporation under the Washington Business Corporation Act, adopt the following Articles of Incorporation for such consideration.

     1.  NAME

         The name of the corporation shall be:   EAGLE MOUNTAIN MINING, INC.

     2.  PURPOSE

         The purposes for which this corporation is formed are as follows:

         (a) The corporation shall have the capacity to act the same as a natural person, but shall have authority to perform only such actions as are necessary and proper to accomplish its purposes and which are not repugnant to law. All of the purposes and objects which are set forth below shall be construed in the broadest sense.

         (b) To acquire and explore mining properties.

         (c) To purchase, or otherwise acquire, so far as permitted by law, the whole or any part of the undertaking and business of any person, firm or corporation engaged in a business of the same general character as that for which this corporation is organized, and the property and liabilities, including the goodwill, assets and stock in trade thereof, and to pay for the same either in cash or in shares, or partly in cash and partly in shares.

         (d) In general, to carry on any lawful business, or any nature whatsoever, in connection with the foregoing, or which is calculated, directly or indirectly, to promote the interest of the corporation or to enhance the value of its property.

     3.  DURATION

         This corporation shall be of perpetual duration.

     4.  SHARES

         The authorized capital stock of the corporation shall be $50,000.00, consisting of 50,000,000 shares of common stock having no par value. All of the capital stock authorized herein shall have equal voting rights and powers without restrictions in preference.



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     5.  SHARES NONASSESSABLE

     All of the authorized stock of the corporation, as set forth in the preceding paragraph, shall be forever nonassessable.

     6.  PAID-IN CAPITAL

         The amount of paid-in capital with which the corporation shall commence business is the sum of $1,000.00

     7.  DIRECTORS

         The number of directors of this corporation, who need not be shareholders, shall be not less than three, except that in cases where all shares of the corporation are owned of record by fewer than three shareholders, the number of directors may be less than three, but not less than the number of shareholders. In no event shall the number of directors exceed nine. The number, qualifications, terms of office, manner of election, time and place of meeting, and the powers and duties of the directors shall be such as are prescribed by the Bylaws of this corporation.

     8.  INITIAL DIRECTORS

         The names and post offices addresses of the initial directors, who shall hold office and manage the affairs of the corporation until the first annual meeting or until their successors are elected and qualified, are as follows:

         Victor E. Lovejay                          508 N. Third East
                                                    Chewelah, Washington   99109

         R. James Colling                           N. 7612 Panorama
                                                    Spokane, Washington   99208

         Mitchell J. Wolfe                          W. 104 Sumner
                                                    Spokane, Washington   99204

     9.  INCORPORATORS

         The names and post office addresses of the incorporators are:

         Chalmer West McWhorter                     E. 3021 - 13th
                                                    Spokane, Washington   99202

         R. James Colling                           N. 7612 Panorama
                                                    Spokane, Washington   99208




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         Michael J. Crabb                           Route 2, Box 111-B
                                                    Cheney, Washington   99004

         Donald L. Galbraith                        N. 6205 Nevada
                                                    Spokane, Washington   99207

         Victor Lovejoy                             508 N. Third East
                                                    Chewelah, Washington   99109

    10.  BYLAWS

         Subject to the power of shareholders to amend, alter or repeal, the Board of Directors of this corporation shall have the power to enact such Bylaws defining the powers and duties of the officers of the corporation and providing for such other matters in relation to its affairs as they may deem necessary and convenient, provided the same are not out of harmony with the laws of the State of Washington or these Articles of Incorporation.

    11.  AMENDMENTS

         The corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred on the shareholders herein are granted subject to this reservation. An amendment altering the Articles of Incorporation of this corporation, in any respect, may be adopoted by vote of the holders of a majority of the outstanding shares unless specifically prohibited by law, then by such vote as the law requires.

    12.  COMMENCEMENT

         The corporation will not commence business until consideration of the value of at least $500.00 has been received for the issuance of shares.

    13.  PREEMPTIVE RIGHTS

         No shareholder shall have a preemptive right to acquire additional shares of the corporation.

    14.  INITIAL REGISTERED AGENT

         The name of the initial registered agent of this corporation is:
GREGORY B. LIPSKER.

    15.  REGISTERED OFFICE

         The post office address of the initial registered office of this corporation is N. 711 Lincoln, P. O. Box 324, Spokane, Washington 99210.

    DATED at Spokane, Washington this _____ day of May, 1979.


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    /s/  CHALMER WEST MCWHORTER                        /s/  R. JAMES COLLING
---------------------------------                     --------------------------
    Chalmer West McWhorter                             R. James Colling


    /s/   MICHAEL J. CRABB                             /s/   DONALD L. GALBRAITH
---------------------------------                     --------------------------
    Michael J. Crabb                                   Donald L. Galbraith


    /s/   VICTOR LOVEJOY
---------------------------------
    Victor Lovejoy